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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form 8-K of Regent Communications Inc. of our reports dated as follows which appear in the Registration Statement on Form S-1 (No. 333-9170), as amended, effective January 24, 2000:

- December 17, 1999 relating to the combined financial statements of Forever of NY, Inc. at September 30, 1999 and December 31, 1998 and 1997, and for the nine month ended September 30, 1999 and for the years ended December 31, 1998 and 1997.

- December 17, 1999 relating to the combined financial statements of New Wave Broadcasting, L.P.'s radio stations, KLAQ-FM, KSII-FM and KROD-AM, at September 30, 1999 and December 31, 1998, and for the nine months ended September 30, 1999 and for the year ended December 31, 1998.



/s/PricewaterhouseCoopers LLP

Cincinnati, Ohio
January 24, 2000